EXHIBIT 10.8




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                          MASTER GAS PURCHASE AGREEMENT

      This Master Gas Purchase Agreement (this "Agreement") is entered into as of this 19th day of May, 2008 by and between IACX Energy LLC ("Buyer") and Bear Petroleum, Inc. ("Seller").

                                   WITNESSETH:

      WHEREAS, Seller represents that Seller has the right to dedicate, sell and dispose of the Gas produced from the properties and Leases more particularly described in Box B of each Schedule A which is, or in the future becomes, attached hereto and made a part hereof, from which Seller currently has and will, for the respective term of each Schedule A, have a supply of Gas available for the purposes set forth hereunder; and

      WHEREAS, Buyer desires to purchase and process such Gas produced, subject to the terms and conditions hereinafter set forth.

      In consideration of the promises and of the mutual covenants herein contained, the parties hereto agree as follows:

1. DEFINITION OF CERTAIN TERMS

      Unless specifically provided otherwise, the following terms shall have the meanings ascribed to them below:

1.1 "Average Daily Volume of Gas" for a particular Month of deliveries shall be equal to the actual volumes of Seller's Gas delivered by Seller to Buyer hereunder at the applicable Delivery Point during that Month divided by the number of Days in such Month.

1.2 "Average Price" has the meaning set forth in Section 3.3 of this Agreement.

1.3 "Btu" means British thermal unit and "MMBtu" means one million (1,000,000) Btus as measured in accordance with Article 7 of this Agreement.

1.4 "Buyer Group" has the meaning set forth in Section 10.1 of this Agreement.

1.5 "Buyer's Equipment" means Buyer's pressure swing adsorption process and skid mounted equipment to be operated by Buyer together with any other tools or property owned or provided by Buyer and used in Buyer's operations pursuant to this Agreement.

1.6 "Central Clock Time" shall mean central standard time throughout the year, as adjusted for daylight savings time.

1.7   "Claim" has the meaning set forth in Section 10.1 of this Agreement.

1.8 "Day" shall mean a period of 24 consecutive hours, commencing at 7:00 a.m. Central Clock Time.

1.9 "Dedicated Gas" has the meaning set forth in Section 2.1 of this Agreement.

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1.10 "Delivery Point(s)" means the point(s) where Buyer's meter(s) which shall be located downstream of the Well(s)/Lease(s) dedicated to this Agreement, or as the parties may agree, at which Gas to be delivered by Seller hereunder is tendered. A list of Delivery Points is included in Box C of each Schedule A which is, or in the future becomes, attached hereto and incorporated herein.

1.11 "Encumbrance" has the meaning set forth in Section 5.3 of this Agreement.

1.12 "Gas" means the gaseous effluent, including all of the hydrocarbon and non-hydrocarbon constituents thereof (including helium), flowing from each Well.

1.13 "Leases" means all of Seller's rights now owned or hereafter acquired to sell Gas produced from or under the properties described in Box B of each Schedule A which is, or in the future becomes, attached hereto and incorporated herein.

1.14 "MAOP" has the meaning set forth in Section 6.2 of this Agreement.

1.15 "Mcf" means one thousand (1,000) cubic feet and "MMcf" means one million (1,000,000) cubic feet.

1.16 "Month" shall mean that period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.

1.17 "NGLs" means ethane and heavier liquefiable hydrocarbons separated from Gas.

1.18 "Required Quality Gas" means Gas which is commercially free of gum, gum-forming constituents, free liquids, corrosion inhibitors, chemicals, bacteria, anti-freeze agents and other potentially harmful matter and which meets the respective quality standards set forth in Box G of each Schedule A which is, or in the future becomes, attached hereto and incorporated herein.

1.19 "Residue Gas" means merchantable gas available for sale from Buyer's facilities after processing as well as gas resold by Buyer without first being processed.

1.20 "Schedule A" means a schedule agreed to between the parties and attached to this Agreement from time to time, each of which shall thereupon become a part of this Agreement and shall supplement any other Schedule A previously executed by the parties hereto.

1.21 "Seller Group" has the meaning set forth in Section 10.1 of this Agreement.

1.22 "Seller's Representative" has the meaning set forth in Section 12.1 of this Agreement.

1.23 "Site" has the meaning set forth in Section 4.1 of this Agreement.

1.24 "Standard Base Conditions" shall mean a temperature of 60 degrees Fahrenheit and a pressure of fourteen and sixty-five hundredths (14.65) pounds per square inch absolute.

1.25 "Statement Date" has the meaning set forth in Section 3.7 of this Agreement.

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1.26 "Well" means Seller's interest in any well productive of Gas which is completed under the Leases.

1.27 References to "day," "month," "quarter" and "year" shall unless otherwise stated mean a calendar day, month, quarter and year respectively.

2. DEDICATION OF PRODUCTION

2.1 Commitment Obligation. Subject to the reservations contained herein, Seller agrees to deliver and make available for purchase by Buyer, Gas produced, owned or controlled by Seller from Wells and/or Leases dedicated to this Agreement pursuant to an attached and incorporated Schedule A (the "Dedicated Gas"). Any transfer of an interest in the Leases by Seller shall be subject to Buyer's rights under this Agreement. Seller shall take all reasonable steps to maintain the Leases in effect. Except as otherwise specifically provided for in this Agreement, without the prior written consent of Buyer, Seller shall not deliver the Dedicated Gas to any party other than Buyer.

2.2 Quantity. Buyer shall design Buyer's Equipment for use at each respective Delivery Point based on the estimated daily flow rate of Gas as described by Seller in Box C of each Schedule A which is, or in the future becomes, attached hereto and incorporated herein. Seller shall deliver and Buyer shall purchase only such quantities of Dedicated Gas as the so-designed Buyer's Equipment at each respective Delivery Point can reasonably accommodate. Although there is no specific delivery or purchase quantity, Buyer will diligently market Gas and will operate its facilities in an effort to maintain consistent takes of all available quantities.

2.3 Non-Taken Gas. Seller may dispose of any Gas not taken by Buyer for any reason, including events of Force Majeure, subject to Buyer's right to resume purchases at any subsequent time.

2.4 Reservations of Seller. Seller reserves the following rights under this
Agreement:

      (a) to pool or unitize any of the Leases with other leases in the same field, provided that all Gas attributable to Seller's interest in any unit so formed shall, to the extent of Seller's interest in the Leases, be deemed subject to this Agreement; and

      (b) to use Gas aboveground in developing and operating any of the Leases and for fulfilling obligations, if any, to the lessors under the Leases for domestic fuel.

2.5 Reservation of Buyer. Buyer reserves the right to cease taking deliveries of Dedicated Gas at any Delivery Point or at all Delivery Points for so long as Buyer and Seller mutually determine that due to operations of Seller, its agents, representatives, or contractors at such Delivery Point(s), a dangerous or unsafe condition exists. Subsequent to the mutual agreement of Buyer and Seller in relation to the dangerous and unsafe condition(s), Buyer shall not be obligated to accept delivery of any Gas until such time as the condition(s) are remedied.

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3. PRICE AND PAYMENT

3.1 Consideration. As full consideration for the Dedicated Gas and all its components delivered to Buyer each month at a particular Delivery Point, Buyer shall pay Seller pursuant to the pricing basis described in Box F of the applicable Schedule A which includes such Delivery Point.

3.2 Residue Gas Proceeds. The allocation of Seller's proceeds from the resale of Residue Gas shall be determined by multiplying (i) the MMBtu's of Residue Gas allocable to Seller by (ii) the weighted average of the price(s) per MMBtu received by Buyer in an arms' length sale to a purchaser unaffiliated with Buyer, f.o.b. Buyer's facilities for Residue Gas sold during the month. The particular resales and sites where resales are made for purposes of weighted average resale price calculations shall be established from time to time in Buyer's sole discretion. All unaffiliated third party costs, adjustments, and charges incurred for handling, processing, transportation (including fuel), storage (including carrying costs), excise taxes levied on Buyer's resales, and unaffiliated third party marketing charges for resale of gas downstream from Buyer's facilities will be deducted from resale prices in calculating proceeds allocable to Seller. If Buyer proposes to install or operates additional facilities downstream from Buyer's facilities to provide resale markets or to meet the specifications of Buyer's resale purchasers or transporters, Buyer shall obtain Seller's approval to deduct the reasonable cost (including return on and of investment) of installation and operation of those added facilities.

3.3 NGL Proceeds. The allocation of Seller's proceeds from the resale of NGLs shall be determined by multiplying the quantity of each NGL component allocable to Seller's Gas by the Average Price per gallon for each NGL component. The term "Average Price" as to each NGL component shall mean the simple weighted average that Buyer receives from an unaffiliated purchase, in an arm's length transaction, for (i) ethane in E-P mix, (ii) propane, (iii) isobutane, (iv) normal butane, and (v) pentanes and heavier during the month less the then current processing, transportation, fractionation, and storage fees.

3.4 Allocation of Residue Gas and NGLs; Buyer's Resales. Buyer will determine the Residue Gas and NGLs allocable to Seller on a proportional basis by component. From time to time and with Seller's consent, Buyer may make adjustments in its allocation methods in order to improve allocation accuracy. Buyer shall have the right in its sole discretion to negotiate and renegotiate resale contracts. Buyer shall not be obligated to make payment to Seller based on any price which Buyer for any reason does not receive or retain, and may adjust purchase prices accordingly. There are no third party beneficiaries of Buyer's sales contracts or of this Agreement.

3.5 Condition-Based Termination Rights. Notwithstanding the foregoing provisions of this Article 3, if at any time, and from time to time, Buyer in its sole judgment determines that at any or all Delivery Points, operating conditions relating to Buyer's Equipment or market conditions relating to Buyer's purchase of Dedicated Gas or resale of Residue Gas and NGLs indicate that a downward price revision is necessary or appropriate, then Buyer may elect to: (i) terminate this Agreement only with respect to the applicable Schedule A(s) which include such Delivery Point(s); or (ii) terminate this Agreement in its entirety. Any notice of termination shall be given in writing by Buyer to

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Seller not less than sixty (60) days prior to the proposed effective date. If
Seller makes deliveries of and Buyer accepts Gas after the effective date of contract termination, the price as originally nominated by Buyer will be paid for such deliveries.

3.6 Statements and Payments. On or before the twenty-fifth (25th) day ("Statement Date") of each calendar month, Buyer shall give a statement to Seller showing (a) the total quantity of Gas delivered to Buyer during the last preceding calendar month, (b) the quantity of Gas purchased hereunder and (c) the total amount to be paid, after subtracting any withholding or deduction or adding any additional fees or charges pursuant to this Agreement. On or before the last day of the month during which such statement is to be provided, payment shall be made in accordance with the statement. Regardless of any mistake by the parties or any subsequent change in applicable law, any claim by either party of error as to the total quantity, quality, or payment made with respect of delivered Gas shown in any statement shall be waived unless written notice of the claim is given to the other party within two (2) years next following the Statement Date for that statement.

Late payments shall accrue interest at the rate of prime plus 1.5% per annum from the due date until paid.

3.7 Taxes. Seller shall pay and discharge all severance, production or similar taxes or governmental charges assessed against or on the basis of the Gas before title to the Gas passes to Buyer. Buyer shall be entitled to withhold from payments to Seller under this Agreement and disburse to governmental authorities any amounts for taxes or similar charges as Buyer may from time to time determine to be required by applicable law, except that Buyer shall at all times remain responsible for any property or ad valorem tax based on the value of any Buyer's Equipment.

3.8 Royalties. Seller is responsible for all payments to the owners of all royalties, overriding royalties, bonus payments, production payments and the like. Seller agrees to defend, indemnify, and hold Buyer harmless from any and all liabilities to such owners.

3.9 Set offs. Each party reserves to itself all rights, set-offs, counterclaims, and other defenses which it is or may be entitled to arising from this Agreement.

4. FACILITIES

4.1 Permits. Seller shall, at its sole cost and expense, obtain and maintain any and all licenses and permits required in relation to its operations. Buyer shall, at its sole cost and expense, obtain and maintain any and all licenses and permits required for Buyer's operations. Each party shall provide the other party such information regarding its respective equipment and services as is necessary to obtain and maintain all licenses and permits required.

4.2 Intellectual Property. The Buyer's Equipment is protected by United States patents and/or other intellectual property rights, which are exclusively licensed to or owned by Buyer. No conveyance or assignment of any intellectual property rights in or to the Buyer's Equipment is intended by or shall result from this Agreement. Seller shall not attempt to reverse engineer the Buyer's Equipment. All technical and operational information relating to the Buyer's Equipment is the property of Buyer and Seller shall keep all such information confidential.

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5. TITLE TO EQUIPMENT

5.1 Seller acknowledges and agrees that the Buyer's Equipment is, and at all times shall remain, the property of Buyer or such third party that is providing the Buyer's Equipment to Buyer under an agreement permitting Buyer to use the Buyer's Equipment to meet the Buyer's obligations under this Agreement. It is the intention of the parties that the Buyer's Equipment shall be deemed personal property and not a fixture, even though it may be attached in some manner to realty.

5.2 Seller shall not remove any Buyer's Equipment from a Site without the prior written consent of Buyer or unless such removal is required in order to save the Buyer's Equipment or any person from damage or injury.

5.3 Seller will not suffer, nor permit to be continued, any lien or encumbrance incurred by Seller or its agents on the Buyer's Equipment, and will not sell, assign, transfer, lease, sublet or loan any Buyer's Equipment, or agree to any of the foregoing (each an "Encumbrance"). Seller, at its own expense, will take such action as may be necessary to remove and protect the Buyer's Equipment from any Encumbrance.

5.4 Seller will not alter the Buyer's Equipment or the installation thereof without the prior written consent of Buyer.

5.5 Seller will not interfere with the rights of Buyer to remove the Buyer's Equipment from any Site; provided, however, that this provision shall not relieve Buyer of its obligations under this Agreement.

6. DELIVERIES

6.1 Title to Gas; Liability. Title, possession and control to all Gas purchased by Buyer shall pass from Seller to Buyer upon delivery to Buyer's measurement meter at each respective Delivery Point. The party having possession and control of the Gas at any time shall be responsible for any related damage or injury, except any damage or injury caused by the other party's negligence or intentional wrongdoing or except as may be limited by Article 10 of this Agreement.

6.2 Delivery Pressure. Seller shall deliver the Gas to Buyer at pressures sufficient to permit accurate measurement of the Gas and to enter Buyer's system at each respective Delivery Point against such pressures as may be prevailing from time to time; provided, Buyer will not operate its facilities at the Delivery Point at a pressure in excess of the maximum pressure specified in Box J of the applicable Schedule A. Such minimum required delivery pressure of the Gas, if any, shall be included in Box J of each Schedule A which is, or in the future becomes, attached hereto and incorporated herein. Seller shall not deliver the Gas at any Delivery Point(s) at pressures in excess of Buyer's maximum allowable operating pressure ("MAOP"), as Buyer may from time to time determine. Seller, at its expense, shall install and maintain fail-safe overpressure protection equipment which Seller shall, within ten (10) days after Buyer notifies Seller of Buyer's MAOP or any change in MAOP, set at a pressure not to exceed the MAOP stated in that notice. Seller's overpressure protection equipment shall be of standard manufacture and shall be tested not less often

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than once per year by reasonable means and methods by Seller upon at least three
(3) days advance written notice to Buyer. Buyer shall have the right to observe the test. Seller shall promptly notify Buyer of the results of the test and provide Buyer with a copy of any written test report prepared by or for Seller.

6.3 Delivery of Required Quality Gas. Seller shall deliver only Required Quality Gas to Buyer under this Agreement. In the event Seller tenders Gas other than Required Quality Gas to Buyer under this Agreement, Buyer shall have the right, in addition to any other rights it may have, at its option at any time and from time to time:

      (a) to refuse to accept delivery of all or any part of the tendered Gas, or

      (b) to accept all or any part of the tendered Gas and deduct from payment due Seller, Buyer's standard fee for treatment necessary to process such Gas into Required Quality Gas as determined from time to time by Buyer.

      Acceptance of any or all of the tendered Gas shall not preclude Buyer from ceasing to take same at any time in the future.

7. MEASUREMENT AND TESTING

7.1 Heating Value. For all purposes under this Agreement, including without limitation, pricing and payment, the heating value of and the number of Btus contained in the Gas shall mean, and be measured in terms of, the gross number of Btus that would be contained in the volume of such Gas (measured in accordance with this Article) when saturated with water vapor at Standard Base Conditions, adjusted to reflect actual delivery conditions. Provided, however, Gas containing less than seven (7) pounds of water per MMcf shall be deemed dry. The Btus contained in hydrogen sulfide or other non-hydrocarbon components will be excluded in any calculation of the number of Btus contained in gas under this Agreement.

7.2 Standard Unit of Volume. For all purposes under this Agreement, volume shall mean, and be measured in terms of, cubic feet of Gas at Standard Base Conditions. The temperature recorded during each day, the factor as determined in the latest test for specific gravity, and the correction for deviations from Boyle's Law as determined in the latest test shall be used to make proper computations of volume under this Agreement.

7.3 Measuring and Testing Equipment and Procedures. Buyer shall at its expense perform or cause to be performed all measurement and testing of Gas under this Agreement, including measurement at each Delivery Point:

      (a) of volumes by continuous use of an orifice meter and computations made in accordance with the latest version accepted by Buyer of the Gas Measurement Committee Report No. 3 of the American Gas Association;

      (b) of Gas heating value by periodic testing of Gas samples by calorimeter, chromatography or other means commonly used in the gas industry;

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      (c)   of specific gravity to the nearest one thousandth (1/1000) by periodic testing of Gas samples;

      (d) of temperature by continuous use of a recording thermometer; (e) of deviations from Boyle's Law;

      (f) of carbon dioxide, hydrogen sulfide and water content of the Gas by periodic tests using apparatus and methods approved by the American Gas Association, the Gas Processing Association and the American Petroleum Institute or agreed upon by the parties. Measuring and testing equipment of standard manufacture shall be provided, maintained and periodically tested by reasonable means and methods at Buyer's expense; and

      (g) for the effect of supercompressibility according to the provisions of ANSI/API Publication No. 2530.

7.4 Assumed Atmospheric Pressure. For all measurement and tests, the average atmospheric (barometric) pressure shall be assumed to be fourteen and forty-five hundredths (14.45) pounds per square inch absolute. All charts used, if any, shall be integrated within the accuracy prescribed by the manufacturer of the equipment producing the chart. The results of each periodic test shall, subject to the provisions of Section 7.7, be effective and used for all purposes under this Agreement no later than the first day of the month following the month in which the test is conducted until the next similar test is conducted. All periodic tests of Gas samples and measuring and testing equipment shall be conducted at reasonable intervals, at times determined by Buyer, in accordance with Buyer's then current operating procedures. Seller shall have the right to observe all such tests, and advance notice of the time and nature of each test shall be given by Buyer to Seller. If, after such notice, Seller fails to have a representative present, the test shall proceed and its results be used until the next similar test.

7.5 Electronic Flow Measurement. Buyer may install and operate electronic flow measurement rather than use a mechanical chart and integration. The flow computer shall be a standard manufacture and programmed with the applicable factors and shall be used in determining the volume of Gas delivered through the orifice meter on a real time basis. Calibration equipment and procedures used shall be in accordance with the then current American Petroleum Institute Chapter 21 "Measurement Standards for Electronic Metering."

7.6 Check-Measuring Equipment. Seller may install and operate check-measuring equipment that does not interfere with Buyer's measurement and testing. Buyer and Seller shall each have the right to inspect the equipment of the other, and measurement and testing data of the other, at all times during business hours; but the reading, calibration and adjustment of any equipment and changing of charts, if any, shall be done only by the party owning the equipment. Each party shall preserve all original test data and other similar records in the party's possession for a period of at least two (2) years.

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7.7 Correction of Inaccuracies. If at any time any measuring or testing equipment is found to be malfunctioning, it shall be adjusted at once to read accurately, within the limits prescribed by the manufacturer. If such malfunction is reasonably estimated to have resulted in inaccuracy exceeding two percent (2%) in the measurement of Gas at a Delivery Point during the period since the last preceding test, the parties shall estimate the quantity of Gas actually delivered at such Delivery Point during that period using the data recorded by check-measuring equipment, if installed and accurately registering during the period, or, if such check-measurement data is not available, by correcting the original measurement error by the percentage error found in the measuring and testing equipment or, if such check-measuring data is unavailable and correction for percentage error is not feasible, by estimating deliveries based upon deliveries under similar conditions during a period when the measuring and testing equipment was functioning properly. If the period of actual equipment malfunction is not definitely known or agreed upon by the parties, it shall be deemed to be the lesser of (a) forty-five (45) days or (b) one half of the elapsed time since the last preceding test. Such estimate shall then be deemed the quantity of Gas actually delivered at such Delivery Point for all purposes under this Agreement.

7.8 Inaccuracies. No corrections shall be made for measurement or testing inaccuracies of two percent (2%) or less.

8. SELLER'S REPRESENTATIONS AND WARRANTIES

      Seller represents and warrants to Buyer the following as of the effective date of this Agreement and at all subsequent times during the term of this Agreement, and Seller agrees that such representations and warranties shall survive the termination of this Agreement until the expiration of the applicable statute of limitations:

8.1 Compliance with Laws. Seller will comply with all Federal, State and Local laws with regard to the transactions contemplated by this Agreement.

8.2 Title. Seller owns, or otherwise has the right to dispose of the Gas hereunder. Each of the Leases is in full force and effect and enforceable in accordance with its terms. Seller has the right under the Leases to drill for, produce and dispose of the Gas in and under the properties described on each Schedule A which is, or in the future becomes, attached hereto and incorporated herein. As delivered to Buyer under this Agreement, the Gas is free from all claims and charges of every kind including without limitation claims by lessors for royalties or other monies owed under an oil and gas lease.

8.3 Accurate Information. To the best of Seller's knowledge, none of the information provided by Seller to Buyer in connection with the Leases, the Gas, any Well or this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make such information not misleading.

8.4 Incorporation, Good Standing and Foreign Registration. Seller is a corporation incorporated in the state of Kansas and validly exists under the laws of the state of Kansas. Seller is duly qualified and in good standing in all jurisdictions where required for performance under this Agreement.

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9. BUYER'S REPRESENTATIONS AND WARRANTIES

      Buyer represents and warrants to Seller the following as of the effective date of this Agreement and at all subsequent times during the term of this Agreement, and Buyer agrees that such representations and warranties shall survive the termination of this Agreement until the expiration of the applicable statute of limitations:

9.1 Compliance with Laws. Buyer will comply with all Federal, State and Local laws with regard to the transactions contemplated by this Agreement.

9.2 Incorporation, Good Standing and Foreign Registration. Buyer is a limited liability company organized in the state of Delaware and validly exists under the laws of the state of Texas. Buyer is duly qualified and in good standing in all jurisdictions where required for performance of this Agreement.

TERM

10.1 Term of Agreement. Subject to the other provisions of this Agreement, this Agreement shall be effective beginning on the date first written above and shall continue in effect until the latest expiration date specified in Box E of any Schedule A which is, or in the future becomes, attached hereto and incorporated herein. This Agreement shall thereafter automatically continue on a month-to-month basis until terminated by any party upon at least thirty (30) days advance written notice.

10.2 Term of each Schedule A. Each Schedule A which is, or in the future becomes, attached hereto and incorporated herein shall be effective beginning on the commencement date specified in Box D of such Schedule A and shall continue in effect until the expiration date specified in Box E therein. Such Schedule A shall thereafter automatically continue on a month-to-month basis until terminated by any party upon at least thirty (30) days advance written notice.

10.3 Termination of Agreement. Notwithstanding the provisions of Section 9.1, this Agreement may be terminated by either party pursuant to the applicable provision of Section 3.5 or as otherwise provided in this Agreement.

10.4 Termination of a Schedule A. Notwithstanding the provisions of Section 9.2, any Schedule A may be terminated by the below listed party with thirty (30) days advance written notice upon the occurrence of any of the following events:

      (a) by Buyer if the Gas deliveries at any Delivery Point included in such Schedule A become insufficient in volume, quality or pressure to economically operate Buyer's Equipment;

      (b)   by Seller if Buyer refuses to take any Gas deliveries for thirty
            (30) consecutive days at any Delivery Point included in such Schedule A for reasons other than Gas quality pursuant to Section 6.3, the occurrence of an event of Force Majeure or pursuant to
            Section 2.5; or

      (c)   by either party pursuant to the applicable provision of Section 3.5.

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11.     INDEMNIFICATION

11.1 For purposes of this Section 10, the following definitions shall apply:

      (a) "Buyer Group" means Buyer and its parent, subsidiary and other affiliated companies, and its and their respective owners, officers, directors, employees, agents, consultants, contractors and invitees.

      (b) "Seller Group" means Seller and its parent, subsidiary and other affiliated companies, and its and their respective owners, officers, directors, employees, agents, consultants, contractors (other than Buyer and its contractors), joint venturers, joint operators, co-lessees, co-owners, working interest owners and invitees.

      (c) "Claims" means all claims, demands, causes of action, liabilities, damages, judgments, fines, penalties, losses, costs and expenses (including, without limitation, attorneys' fees, investigative fees and costs of litigation) of any kind or character arising out of, or related to, the performance of or subject matter of this Agreement, including, without limitation, those relating to loss or damage of property, or personal or bodily injury, sickness, disease or death.

11.2 EACH PARTY AGREES TO PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY, ITS AFFILIATES, SUBSIDIARIES, AND THEIR RESPECTIVE DIRECTORS, STOCKHOLDERS, OFFICERS, EMPLOYEES, SUCCESSORS, TRANSFEREES AND ASSIGNS (THE "INDEMNIFIED PARTIES") AGAINST ANY AND ALL CLAIMS, SUITS, LIABILITIES, COST, AND EXPENSE ON ACCOUNT OF INJURY OR DEATH OF PERSONS, DAMAGE TO PROPERTY OR ENVIRONMENTAL DEGRADATION, WITHOUT LIMIT, RESULTING FROM, ARISING FROM, OR GROWING OUT OF THE INDEMIFYING PARTIES' INSTALLATION, OPERATION, AND MAINTENANCE OF THE FACILITIES, APPURTENANCES OR PROPERTY; OR NEGLIGENT ACTS OR OMISSIONS OF THE INDEMNIFYING PARTY IN THE POSSESSION AND HANDLING OF GAS, NGLs OR CONDENSATE WHICH OCCUR WHILE SAME IS IN THE POSSESSION AND CONTROL OF THE INDEMNIFYING PARTY, REGARDLESS OF THE CAUSE OR CAUSES THEREOF, OR BREACH OF THIS AGREEMENT. HOWEVER, NEITHER PARTY TO THIS AGREEMENT SHALL BE INDEMNIFIED FOR ITS OWN WILLFUL MISCONDUCT. THE ABOVE INDEMNITY OBLIGATIONS SHALL SURVIVE THE COMPLETION OF THE TERMINIATION OF THIS AGREEMENT.

11.3 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY'S GROUP FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES RELATED TO THIS AGREEMENT OR THE BUYER'S OPERATIONS AT ANY SITE OR ANY BUYER'S EQUIPMENT, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR BUSINESS OPPORTUNITY.

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12. FORCE MAJEURE

12.1 Notice-Suspension. In the event of either party being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than financial obligations, it is agreed that such party shall give notice and reasonably full particulars of such Force Majeure in writing or by facsimile to the other party within a reasonable time after the occurrence of the cause relied on, and the obligations of the party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible to remedied with all reasonable dispatch.

12.2 Definition. The term "Force Majeure" as employed herein shall mean acts of God, strikes, lockouts, or other industrial disturbances, acts of public enemy or terrorism, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests, and restraints of governments and people, civil disturbances, explosions, breakage or accident or alterations to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells, processing, or gasification and gas manufacturing facilities, and any other causes, whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome; such term shall likewise include:

(a) in those instances in which either party hereto is required to obtain servitudes, rights-of-way grants, permits or licenses to enable such party to fulfill its obligations under this Agreement, the inability of such party to acquire, or the delays on the part of such party in acquiring, at reasonable costs, and after the exercise of reasonable diligence, such servitudes, rights-of-way grants permits or licenses; and

(b) in those instances in which either party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permissions from any governmental agency to enable such party to fulfill its obligations under this Agreement, the inability of such party in acquiring, at reasonable cost, and after the exercise of reasonable diligence, such materials and supplies, permits and permissions; and

(c) in those instances in which Buyer utilizes the facilities of another entity or entities to transport gas quantities under this Agreement, the failure of such other entity or entities to, transport said gas quantities.

13.  MISCELLANEOUS

13.1 Designation of Sellers' Representative/and Indemnity. All signatories to this Agreement acknowledge and agree that notwithstanding the convenience of using this single document for multiple Sellers, each party shown as Seller is acting separately and individually in contracting to sell Gas with Buyer hereunder, and all terms, conditions, and provisions of this Agreement and the terms and conditions incorporated herein, shall be construed as applying individually to each Seller rather than collectively to the Sellers. Notwithstanding the foregoing, however, each Seller hereby appoints Epic Energy Resources, Inc. to serve as its representative hereunder ("Sellers' Representative") for the purpose of giving and receiving notices and requests; making and witnessing tests; delivering the quantities of Gas deliverable hereunder; receiving payments therefore; allocating, prorating, and distributing such payments among the various Sellers; and doing and receiving all things

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provided for concerning the several Sellers in this Agreement. Buyer may act, and will be protected and indemnified by each Seller and Sellers' Representative in acting, in reliance upon any and all acts and things done and performed by or agreements made with respect to all matters dealt with herein by Sellers' Representative on behalf of such Seller as fully and effectively as though each had done, performed, made, or executed the same, and Buyer will not be required to see the application of any monies paid to Sellers' Representative. By the unanimous vote of all Sellers, Sellers may change the Sellers' Representative and designate one of their number as the new Sellers' Representative from time to time by delivery of written notice of change of designation to Buyer. To the extent of its interest under this Agreement, each Seller hereby agrees to indemnify and hold harmless Epic Energy Resources, Inc. acting as Sellers' Representative, in respect of any claims, demands, losses, or liabilities resulting from the negligence of Epic Energy Resources, Inc. provided, however, that such indemnity and hold harmless shall not extend to include those claims, demands, losses, or liabilities directly occurring from Epic Energy Resources, Inc.'s gross negligence or willful misconduct as Sellers' Representative.

13.2 Right of Inspection. Each party shall have the right at all reasonable times to examine the books and records of the other party as may be reasonably required to verify any statement, charge, computation or demand related to this Agreement.

13.3 Reserve Information; Title Documents; Regulatory Filings. Seller shall promptly provide to Buyer upon Buyer's request all documents and information in Seller's possession relating to the Leases and Seller's right to sell and/or transport the Dedicated Gas. Buyer shall maintain all information provided by Seller confidential and will not disclose such information to any other person, firm or entity without Seller's prior written consent.

13.4 Assignment. Buyer or Seller may assign its rights and delegate its duties under this Agreement. Following such assignment, the term "Buyer" shall be deemed to include or refer to Buyer's assignee, and the term "Seller" shall be deemed to include or refer to Seller's assignee.

13.5 Notices. All written notices required by this Agreement shall be deemed given when physically delivered to the other party in person, by facsimile transmission (confirmed via telephone), express delivery, or by first class mail, postage prepaid, to Buyer or Seller, as the case may be, as follows:

      TO BUYER:                                       TO SELLER:

IACX ENERGY LLC                                 Bear Petroleum, Inc.
5400 LBJ Freeway, Suite 1070                    9709 S Meridian,
Dallas, Texas 75240                             Peck, Kansas  67120
Attn:  Jeremy Jordan                            Attn:  Dick Shremmer
Phone: (972) 960-3212                           Phone: (   )_________
Fax: (972) 960-3215                             Fax: (   ) __________
E-Mail: jeremyjordan@iacx.com                   E-mail: _____________



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                                                With a copy to Seller's Agent:
                                                Epic Energy Resources, Inc.
                                                Attn:  Dave Reynolds
                                                10655 Six Pines Drive
                                                The Woodlands, TX  77380
                                                Phone:  (281) 419-3742
                                                Fax:  (281) 419-1114
                                                Email:  dreynolds@1epic.com
                                                        -------------------

      All notices relating to flow control from any Well shall be deemed given to Seller when provided to the operator of any such Well.

13.6 Choice of Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the choice of laws or conflicts of laws provisions thereof. Any legal action of proceeding with respect to this Agreement shall be brought in the courts of the State of Texas, or the United States District Court for the Northern District of Texas, sitting in Dallas, Texas, and by execution and delivery of this Agreement, each party hereto irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereby irrevocably waives any objection to such venue on the basis of inconvenient forum or other grounds.

13.7 Severability. If it is judicially determined that any of the provisions of this Agreement are unreasonable, illegal or offensive under applicable law (statute, common law or otherwise) and may not be enforced as herein agreed, the parties agree that the provisions of this Agreement shall be interpreted to be limited to the narrowest extent necessary to comply with applicable law, and that this Agreement shall be deemed to be amended to the narrowest extent necessary to comply with those laws. Unless the purposes of this Agreement are frustrated, the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.8 Waiver. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration or litigation between the parties hereto, unless such waiver or modification is in writing, duly executed as aforesaid. Any failure of a party to enforce any of the above terms and conditions shall not prevent a subsequent enforcement by such party of any such term or condition or be deemed a waiver of any subsequent breach thereof.

13.9 Conflict. In case of conflict between provisions found in the main body of this Agreement and those listed in any schedule or exhibit hereto, the provisions found in the main body of this Agreement shall prevail, unless a schedule or exhibit specifically references a particular provision of the main body of this Agreement that is to be revised or amended by such schedule or exhibit.

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13.10 Survival. Buyer's rights and Seller's obligations under this Agreement shall remain in full force and effect until the later to occur of termination of this Agreement, demobilization of all the Buyer's Equipment, or the time at which all amounts owed hereunder have been paid in full. The waiver of certain damages set forth in Section 10.5 and all indemnities set forth in this Agreement shall survive the termination of this Agreement.

13.11 Headings. The headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.12 Entire Agreement. This Agreement, including the schedules and exhibits hereto, contains the entire agreement and supersedes all prior agreements and understandings, oral or written, between Buyer and Seller with respect to the subject matter hereof.

13.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on all parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.












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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

BUYER:                                          SELLER:

IACX ENERGY LLC                                 BEAR PETROLEUM, INC.


By: /s/ Jeremy C. Jordan                        By: /s/ Richard A. Schremmer
    --------------------                            -----------------------

Name: Jeremy C. Jordan                          Name:  Richard A. Schremmer
Title: President                                Title: President




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